Exhibit 10.1

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of February 14, 2013 (the “Agreement”), between Guitar Center, Inc. (the “Company”), Guitar Center Holdings, Inc. (“Parent,”) and Michael Pratt (the “Executive”) and effective as set forth in Section 1(a).  In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1.             Employment, Duties and Agreements.

(a)           Effective Date.  The obligations of the parties and the effectiveness of this Agreement is contingent upon Company’s ability to secure the appropriate employment authorization from the U.S. Citizenship and Immigration Services (“USCIS”) to permit the Executive’s employment with the Company in the United States. The first date of employment mutually agreed to following the date the Company receives employment authorization from the USCIS allowing Executive to serve as Chief Executive Officer shall be the “Effective Date” of this Agreement. Notwithstanding anything to the contrary in this Agreement, in the event the Company is unable to obtain employment authorization for Executive from the USCIS by July 1, 2013, either party may terminate all obligations under this Agreement upon written notice to the other party.

(b)           Position. The Company and the Executive hereby agree that during the employment period described in Section 3 (the “Employment Period”), the Executive will serve as the Company’s Chief Executive Officer and in such other positions and capacities consistent with his position as may be requested by the Company’s Board of Directors (the “Board”) from time to time.  The Executive shall have such duties and responsibilities as are consistent with the Executive’s positions.  During the Employment Period, the Executive shall report only to the Board and shall act in accordance with all reasonable instructions, directions and approvals of the Board of the Company and all applicable policies and rules of the Company.  All employees of the Company and its subsidiaries will report, directly or indirectly, to the Executive.

(c)           Duties. During the Employment Period, excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote his full working time, energy and attention to the performance of his duties and responsibilities hereunder and shall faithfully and diligently endeavor to promote the business and best interests of the Company.

(d)           Other Activities. During the Employment Period, the Executive may not, without the prior written consent of the Board, directly or indirectly, operate, participate in the management, operations or control of, or act as an executive, officer, consultant, agent or representative of, any type of business or service (other than in the performance of his duties hereunder); provided that it shall not be a violation of the foregoing for the Executive to (i) manage his personal, financial and legal affairs, (ii) reasonably engage in charitable endeavors, (iii) serve on the board of directors of one or more non-profit entities or (iv) with the prior written consent of the Board, serve on the board of directors of one or more for-profit entities, so long as, in each such case, such activities do not unduly interfere with the performance of his duties and responsibilities to the Company as provided hereunder.

2.             Compensation.

(a)           Base Salary. During the Employment Period, the Company shall pay the Executive, pursuant to the Company’s normal and customary payroll procedures, a base salary at the rate of $750,000 per annum (as such amount may be increased (but not decreased) from time to time, in the sole discretion of the Board, the “Base Salary”).

(b)           Annual Bonus. In addition to the Base Salary, the Executive shall be eligible to earn an annual cash bonus (the “Annual Bonus”) in each fiscal year during the Employment Period, with a target Annual Bonus of 100% of Base Salary (which will be paid if performance objectives are fully achieved), a maximum payment equal to 200% of Base Salary, and a minimum payment in the event that performance objectives are achieved at a threshold level, with the actual payout, in each case, based on actual achievement against performance objectives established by the Board following good faith consultation with the Executive.  Any Annual Bonus for a year shall be paid as soon as practicable following the completion of the year for which the Annual Bonus is applicable, and in all events during the subsequent calendar year. Should Executive’s employment terminate prior to the end of a fiscal year, and said termination is other than for Cause or Without Good Reason, Executive shall, to the extent such bonus would have otherwise been payable, be entitled to a pro-rata bonus based on the number of full months he was employed during said fiscal year, payable at the time bonuses are paid to the other executives for that fiscal year.

(c)           Initial Bonuses. The Company shall pay Executive (i) a one-time bonus in an amount equal to $100,000 on the first regularly scheduled payroll date following six months of service after the Effective Date and (ii) a one-time bonus in an amount equal to the bonus Executive is obligated to repay to his prior employer, in an amount not to exceed $296,500, upon reasonable documentation of the amount and payment timing.  Notwithstanding the foregoing, if (i) the Executive terminates his employment without Good Reason (other than by reason of death or Disability) or (ii) the Company terminates the Executive’s employment for Cause, in either case, prior to the 12 month anniversary of the Effective Date, the Executive shall be required to repay to the Company the full amount of the signing bonus as of the Date of Termination (as defined in Section 4(b)).

(d)           Equity Grants.  Within 30 days following the Effective Date, Parent shall make the equity grants to the Executive that will provide Executive with the opportunity to earn between $20-25 million based on a 2017 exit valued at 8.5-9.0 x EBITDA, with an EBITDA target of $307 million.

(e)           Employee Benefits and Vacation.  During the Employment Period the Executive and, where applicable, his spouse and dependents shall be eligible to participate in all benefit plans of the Company (including the Company’s vacation policy) that are made available generally to other senior executive officers of the Company, subject to the terms of such plans.

(f)            Car Allowance.  Executive shall be eligible to participate in the Company’s car allowance program.

(g)           Reimbursement of Business Expenses.  The Company shall reimburse the Executive for all reasonable business expenses upon the presentation of statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(h)           Tax Preparation Expenses.  The Company will reimburse the Executive up to $10,000 per year for tax preparation services in connection with the preparation of Executive’s 2013 and 2014 federal, state and Canadian tax returns.

(i)            Legal Expenses.  The Company will reimburse the Executive up to $10,000 for reasonable expenses relating to legal advice obtained by him in connection with the negotiation and execution of this Agreement.

3.             Employment Period.

The Employment Period shall commence on the Effective Date and shall continue until the earliest to occur of any one of the following events (at which time the Employment Period shall be terminated):

(a)           Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)           Disability.  The Company may terminate the Executive’s employment hereunder for “Disability,” which shall mean a physical or mental incapacity or disability which has rendered the Executive unable to perform the Executive’s material duties for a period of one hundred eighty (180) days in any twelve-month period, as determined by a medical physician selected by the Company and acceptable to the Executive or the Executive’s legal representative (such agreement as to acceptability not to be unreasonably withheld).

(c)           Cause.  The Company may terminate the Executive’s employment hereunder for Cause. For purposes of this Agreement, the term “Cause” shall mean: (i) the conviction of (or plea of nolo contendere by) the Executive for a felony or a crime involving moral turpitude; (ii) the commission by the Executive of theft, fraud, embezzlement, material breach of trust or any material act of dishonesty involving the Company or its subsidiaries or affiliates; (iii) a material breach by the Executive in the performance of his duties and responsibilities, following written notice to the Executive and a 30 day opportunity to cure; (iv) a significant violation by the Executive of the code of conduct of the Company or its subsidiaries or affiliates or of any statutory or common law duty of loyalty to the Company or its subsidiaries or affiliates; or (v) a material breach by the Executive of this Agreement, following (but only if such material breach is susceptible to cure by the Executive) written notice to the Executive and a 30 day opportunity to cure. The termination of employment solely due to unsatisfactory job performance shall not be considered a termination for Cause.

(d)           Without Cause.  The Company may terminate the Executive’s employment hereunder without Cause.

(e)           Without Good Reason.  The Executive may voluntarily terminate his employment hereunder without Good Reason, provided that the Executive provides the Company with notice of his intent to terminate his employment at least 30 days in advance of the Date of Termination (as defined in Section 4 below).

(f)            For Good Reason.  The Executive may terminate his employment hereunder for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean: (i) the diminution of the Executive’s authority, duties or responsibilities relative to the Executive’s authority, duties or responsibilities, including in conjunction with a change in control of the Company; (ii) a reduction by the Company in the Base Salary or a diminution in target bonus opportunity (as a percentage of the Base Salary) or a material reduction in health and welfare insurance, retirement or other benefits available to Executive (except for reductions in such benefits as shall become in effect for senior executive employees of the Company generally), as the case may be, in effect immediately prior to such reduction; (iii) a change in the Executive’s geographic work location from the location of Executive’s then current position by more than 50 miles or (iv) a material breach of the Agreement by the Company, Parent or any successor; provided that no event described herein shall constitute Good Reason unless (A) Executive has given the Company or successor written Notice of Termination in accordance with Section 4(a), setting forth the conduct that is alleged to constitute Good Reason, within ninety 90 days of the first date on which Executive has knowledge of such event or conduct, and (B) Executive has provided the Company or successor at least 30 days following the date on which such notice is provided to cure such conduct and the Company or successor has failed to do so.

4.             Termination Procedure.

(a)           Notice of Termination.  Any termination of the Executive’s employment by the Company or by the Executive during the Employment Period (other than a termination on account of the death of Executive) shall be communicated by written “Notice of Termination” to the other party in accordance with Section 11(a).

(b)           Date of Termination.  “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by his death, the date of his death, (ii) if the Executive’s employment is terminated pursuant to Section 3(b), on the date the Executive receives Notice of Termination from the Company, (iii) if the Executive voluntarily terminates his employment without Good Reason, the date specified in the notice given pursuant to Section 3(e) which shall not be less than 30 days after the Notice of Termination, (iv) if the Executive terminates his employment for Good Reason in accordance with Section 3(d), on the day following the expiration of the cure period, and (v) if the Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date agreed upon by the parties.

(c)           Resignation as Officer and Director.  Effective as of the date of termination of employment with the Company for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its subsidiaries or affiliates.

5.             Termination Payments.

(a)           Without Cause or for Good Reason.  In the event the Employment Period terminates under this Agreement as a result of the Company terminating the Executive’s employment without Cause or the Executive terminating his employment for Good Reason, the Executive shall be entitled to the following payments and benefits:

(i)            Accrued Obligations.  The Company shall pay Executive: (A) unpaid Base Salary through the Date of Termination within 30 days of the Date of Termination; (B) unreimbursed business expenses in accordance with Section 2(g); (C) all vacation time that has accrued in accordance with the Company’s vacation policy but remains unused as of the Date of Termination; and (D) all vested payments and benefits under any applicable employee benefit plans, which shall be paid pursuant to the terms of such plans ((A) through (D) collectively, the “Accrued Obligations”).

(ii)           Severance Pay.  The Company shall pay to Executive the following as severance benefits: (A) two times the sum of Executive’s Base Salary, which shall be paid in equal installments over a 24-month period (with the first such payment payable in arrears following the date the Release (as defined below) becomes effective) in accordance with the Company’s standard payroll practices; (B) any bonus amounts owing pursuant to Section 2(b); and (C) if the Executive elects and maintains COBRA coverage within the period required by law, the Company shall pay for the full cost of COBRA premiums for Executive and his eligible dependents for up to 18 months following the Date of Termination.

(iii)          Auto. Following the Date of Termination, at Executive’s expense, Executive may elect to (A) assume the lease on any Company-provided automobile used by Executive as of the date of termination, if any, or, if such vehicle is owned by the Company, purchase such vehicle at a price equal to its wholesale “blue book” value or (B) return such vehicle to the Company.

(iv)          Release and Compliance with Restrictive Covenants.  The payments and benefits provided under Section 5(a)(ii) and Section 5(a)(iii) are subject to and conditioned upon the (A) Executive executing a timely and valid general release and waiver (in substantially the form set forth in Exhibit A) (the “Release”); (B) the Executive delivering the executed Release to the Company within 45 days following the Date of Termination; (C) such Release and the waiver contained therein becoming effective; and (D) the Executive’s continued compliance with the restrictive covenants set forth in Section 7.  The Release required for payments and benefits in accordance with Section 5(a) creates legally binding obligations on the part of the Executive and the Company therefore advises the Executive to seek the advice of an attorney before signing it. Notwithstanding anything to the contrary in this Agreement, if the Date of Termination occurs after November 1 of any year, the initial installment pursuant to clause (ii) above will be made not earlier than January 1 of the calendar year immediately following the Date of Termination.

(b)           Cause or Voluntarily Other than for Good Reason.  If the Executive’s employment is terminated during the Employment Period by the Company for Cause or voluntarily by the Executive other than for Good Reason, the Company shall pay the Executive the Accrued Obligations in accordance with Section 5(a)(i) above.

(c)           Treatment of Equity.  The vesting and exercisability of equity-based awards (if any) held by the Executive at termination and all other terms of such awards shall be governed by the agreements applicable to such awards.

(d)           No Other Severance.  For the avoidance of doubt, upon a termination of the Employment Period for any of the reasons specified above, the Executive shall not be entitled to any other compensation, benefits or rights not expressly provided for in this Section (including, without limitation, any severance benefits provided by the Company to its other senior executives) or expressly reserved under the Release, regardless of the time that would otherwise remain in the Employment Period had the Employment Period not been terminated, except as required by applicable law.

6.             Timing of Payments and Section 409A.

(a)           Specified Employee. Notwithstanding anything to the contrary in this Agreement, if at the time of the Executive’s termination of employment, the Executive is a “specified employee,” as defined below, any and all amounts payable under Section 5 on account of such separation from service that would (but for this provision) be payable within six months following the date of termination, shall instead be paid on the next business day following the expiration of such six month period or, if earlier, the date of the Executive’s death, except to the extent of amounts that do not constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

(b)           Separation from Service. For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury regulation Section 1.409A-1(i).

(c)                                  Separate Payments. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d)                                 Reimbursements. Any reimbursements under this Agreement that would constitute nonqualified deferred compensation subject to Section 409A of the Code shall be subject to the following additional rules:  (i) no reimbursement of any such expense shall affect the Executive’s right to reimbursement of any such expense in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

(e)                                  Section 409A.  This Agreement is intended to comply with or be exempt from the requirements of Section 409A of the Code and shall be construed consistently therewith.  In any event, the Company makes no representations or warranties and will have no liability to the Executive or to any other person, if any of the provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A of the Code but that do not satisfy the requirements of that Section.

7.                                      Restrictive Covenants.

(a)                                 Confidential Information. All Confidential Information, as defined below, which the Executive creates or to which the Executive has access as a result of his employment and other associations with (including his equity investment in) the Company is and shall remain the sole and exclusive property of the Company.  The Executive agrees that, in except as required for the proper performance of his regular duties or as required by applicable law, he will not, directly or indirectly, use or disclose any Confidential Information.  The Executive understands and agrees that this restriction shall continue to apply after the termination of the Employment Period, howsoever caused.  Further, the Executive agrees to provide prompt notice to the Company of any required disclosure of Confidential Information sought pursuant to subpoena, court order or any other legal requirement and to provide the Company a reasonable opportunity to seek protection of the Confidential Information prior to any such disclosure. For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by others with whom the Company competes or does business, or with whom any of them plans to compete or do business, and which, if disclosed by the Company, would assist in competition against it, including but not limited to (a) all proprietary information of the Company, including but not limited to the products and services, technical data, methods, processes, know-how, developments, inventions, and formulae of the Company, (b) the development, research, testing, marketing and financial activities and strategic plans of the Company, (c) the manner in which it operates, (d) its costs and sources of supply, (e) the identity and special needs of the customers, prospective customers and subcontractors of the Company, and (f) the people and organizations with whom the Company have business relationships and those relationships.  Without limiting the generality of the foregoing, Confidential Information shall specifically include: (i) any and all vendor, supplier and purchase records, including without limitation the identity of contacts at any vendor, any list of vendors or suppliers, any lists of purchase transactions and/or prices paid; and (ii) any and all customer lists and customer and sales records, including without limitation the identity of contacts at purchasers, any list of purchasers, any list of sales transactions and/or prices charged by the Company. Confidential Information also includes any information that the Company may receive or has received from customers, subcontractors, suppliers or others, with any understanding, express or implied, that the information would not be disclosed.  For the avoidance of doubt, “Confidential Information” shall not include any information (w) that has become publicly known other than through the Executive’s breach of this Agreement, (x) that has become generally known to and widely available for use within the industry, (y) the disclosure or use of which has no meaningful economic or competitive value, or (z) the disclosure of which is required by law or any judicial or administrative process.  For purposes of this Section, the term “Company” shall be deemed to include a reference to all parent and subsidiary entities and affiliates of the Company.

(b)                                 Non-Solicitation; No Hire. The Executive agrees that the Company would likely suffer significant harm from solicitation of employees of the Company, and by accepting the payments and benefits under this Agreement the Executive agrees that he will not, except as required for the proper performance of his regular duties, commencing on the Effective Date and continuing until the end of the 24-month period following the termination of his employment, whether on his own behalf or on behalf of any other entity or other person, either directly or indirectly hire, solicit, induce, persuade, or entice, or endeavor to solicit, induce, persuade, or entice any person who is then employed by or otherwise engaged to perform services for the Company to leave that employment or cease performing those services.  The restrictions in this Section shall not apply to any solicitation occurring solely by way of blanket mailing, published advertisement or equivalent electronic mailing or advertisement.

(c)                                  Non-Compete. The Executive acknowledges and agrees with the Company that during the course of the Executive’s involvement and/or employment with the Company, such Executive has had and will continue to have the opportunity to develop relationships with existing employees, vendors, suppliers, customers and other business associates of the Company which relationships constitute goodwill of the Company, and the Company would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such goodwill.  Accordingly, the Executive agrees as follows:

(i)                                     The Executive acknowledges that the Company and its subsidiaries currently conduct their business throughout the United States (the “Territory”).  For purposes hereof, the “Territory” shall also include any international market in which the Company or any of its subsidiaries conducts its business or has plans that have been considered by the Board to conduct its business, in either event, at the time of the Executive’s date of termination.  Accordingly, during the period commencing on the Effective Date and ending on the 24 month anniversary of the Executive’s termination of employment for any reason (the “Non-Compete Period”), the Executive shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, or have a financial or other interest in, any business which engages in marketing, selling, renting or otherwise providing musical instruments or pro-audio equipment to retail consumers (including, without limitation, students, schools and other educational institutions) through any means of commerce (including without limitation physical storefronts, mail order or the Internet) within the Territory (the “Line of Business”), whether for or by himself or as a representative for any other person or entity.

(ii)                                  Notwithstanding the foregoing, the aggregate passive ownership by the Executive of no more than two percent (on a fully-diluted basis) of the outstanding equity securities of any entity, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system, and which entity competes with the Company within the Territory, shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor.

(iii)                               The Executive understands that the foregoing restrictions may limit his ability to earn a livelihood in a business similar to the business of the Company, but he nevertheless believes that he has received and will receive sufficient consideration and other benefits as an employee of the Company and as otherwise provided hereunder to clearly justify such restrictions which, in any event (given his education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

(d)                                 Proprietary Information.  The Executive agrees to deliver promptly to the Company upon termination of the Employment Period for any reason, or at any other time that the Company may so reasonably request, all documents (and all copies thereof), whether written, electronic, or in any other form, relating to the business of the Company, and all property associated therewith, which the Executive may then possess or have under his control.  For the avoidance of doubt, the Executive’s address book shall not be deemed Company property.  The Executive agrees that all sketches, drawings, samples, design samples, designs, patterns, methods, processes, techniques, themes, layouts, mechanicals, trade secrets, copyrights, trademarks, patents, ideas, specifications, business or marketing practices, concepts, strategies and techniques and other material or work product (“Intellectual Property”) created, developed or assembled, whether or not by the Executive, during the Executive’s employment with the Company, but only insofar as the Intellectual Property relates at the time of conception or reduction to practice to the Company’s business or to actual or demonstrably anticipated research or development of the Company, shall become the permanent and exclusive property of the Company to be used in any manner it sees fit, in its sole discretion and that all rights to Intellectual Property are vested in the Company. The Executive shall not communicate to the Company any ideas, concepts, or information of any kind (i) which were earlier communicated to the Executive in confidence by any third party, (ii) which the Executive knows or has reason to know is the proprietary information of any third party, or (iii) which is subject to any claim of proprietary interest by any third party. All Intellectual Property created or assembled in connection with and relating to the Executive’s employment with the Company shall be the permanent and exclusive property of the Company.  The Executive and the Company mutually agree that all Intellectual Property and work product created in connection with this Agreement, which is subject to copyright, shall be deemed to be “work made for hire,” and that all rights to copyrights shall be vested in the Company.  If for any reason the Company cannot be deemed to have commissioned “work made for hire,” and their rights to copyright are thereby in doubt, then the Executive agrees not to claim to be the proprietor of the work prepared for the Company, and to irrevocably assign to the Company, at the Company’s expense, all rights in the copyright of the work prepared for the Company.  The Executive further agrees to execute any documentation necessary to assign over or vest any Intellectual Property in the Company at the Company’s expense. In accordance with Section 2872 of the California Employee Patent Act, West’s Cal. Lab. Code Section 2870 et. seq., Executive is hereby advised that this Section does not apply to any invention, new development or method (and all copies and tangible embodiments thereof) made solely by Executive for which no equipment, facility, material, Confidential Information or intellectual property of the Company or any of its subsidiaries was used and which was developed entirely on the Executive’s own time; provided, however, that this Section shall apply if the invention, new development or method relates to the Company’s or any of its subsidiaries’ actual or demonstrably anticipated businesses or research and development or results from any work performed by Executive for the Company or any of its subsidiaries.

(e)                                  Enforcement.  The Executive also agrees that breach of the provisions provided in this Section would cause the Company to suffer irreparable harm for which money damages would not be an adequate remedy and therefore, if the Executive breaches any of the provisions in this Section, the Company will be entitled to seek an injunction restraining the Executive from violating such provision without the posting of any bond.  If the Company shall institute any action or proceeding to enforce the terms of any such provision, the Executive hereby waives the claim or defense that the Company has an adequate remedy at law and the Executive agrees not to assert in any such action or proceeding the claim or defense that the Company has an adequate remedy at law. Executive further covenants that Executive will not challenge the reasonableness or enforceability of any of the covenants set forth in this Section 7 and that Executive will reimburse the Company, its subsidiaries and its affiliates for all costs (including reasonable attorneys’ fees) awarded to the Company in connection with any action to enforce any of the provisions of this Section 7 if either the Company and/or its subsidiaries or affiliates prevails on any material issue involved in such dispute or if Executive challenges the reasonability or enforceability of any of the provisions set forth in this Section 7. Without limiting the foregoing, the Executive further agrees that, if the Executive fails to comply with Section 7, the Company shall have the immediate right to cease making any severance payments under Section 5.

(f)                                   Notice of Restrictions.  Executive agrees that, before providing services, whether as an employee or consultant, to any entity during the Non-Compete Period, Executive will provide a copy of this Agreement to such entity, and such entity shall acknowledge to the Company in writing that it has read this Agreement.

8.                                      Indemnification; Directors and Officers’ Liability Insurance. The Executive shall be entitled to all rights to indemnification by the Company and Parent under the Company’s and Parent’s Certificate of Incorporation, bylaws, indemnification agreements available to other executives and directors’ and officers’ insurance policies, as applicable, and such rights shall at no time be less favorable than those to which any other officer or director of the Company or Parent, as the case may be, is entitled.

9.                                      Section 280G.  If all, or any portion, of the payments provided under this Agreement, either alone or together with other payments or benefits which the Executive receives or is entitled to receive from the Company or an affiliate, would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, then the Executive shall be entitled to receive (a) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (b) if the amount otherwise payable hereunder (without regard to clause (a)) reduced by the excise tax imposed by Section 4999 of the Code and all applicable federal, state and local employment and income taxes (all computed at the highest applicable marginal rate) is greater than the Limited Amount, the amount otherwise payable hereunder.  If it is determined that the Limited Amount will maximize the Executive’s after-tax proceeds, payments and benefits shall be reduced to equal the Limited Amount in the following order:  (i) first, by reducing cash severance payments, (ii) second, by reducing other payments and benefits to which Q&A 24(c) of Section 1.280G-1 of the Treasury Regulations does not apply, and (iii) finally, by reducing all remaining payments and benefits, with all such reductions done on a pro rata basis.  All determinations made pursuant this Section will be made by a nationally recognized accounting firm at the Company’s expense.

10.                               Miscellaneous.

(a)                                 Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to be given when delivered personally or four days after it is mailed by registered or certified mail, postage prepaid, return receipt requested or one day after it is sent by a reputable overnight courier service and, in each case, addressed as follows (or if it is sent through any other method agreed upon by the parties):

If to the Company and/or Parent:

Guitar Center, Inc.

5795 Lindero Canyon Road

Westlake Village, California 91362

Attn: General Counsel

If to the Executive:

At his address on file in the Company’s records

or to such other address as any party may designate by notice to the others.

(b)                                 Entire Agreement. This Agreement, those documents expressly referred to herein, and those documents by which Executive is entitled to compensation, benefits or remuneration under this Agreement, shall constitute the entire agreement among the parties with respect to the Executive’s employment hereunder, and supersedes and is in full substitution for any and all prior understandings or agreements with respect to the Executive’s employment.

(c)                                  Amendment. This Agreement may be amended only by an instrument in writing signed by the parties hereto, and any provision hereof may be waived only by an instrument in writing signed by the party or parties against whom or which enforcement of such waiver is sought. The failure of any party at any time to require the performance by any other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.  In the event the Company determines that modifications may be necessary to facilitate compliance with the requirements of Internal Revenue Code Section 409A, the Company and Executive shall cooperate to adopt such modifications.

(d)                                 Interpretation.  The parties acknowledge and agree that each party has reviewed and negotiated the terms and provisions of this Agreement and has had the opportunity to contribute to its revision. Accordingly, the rule of construction to the effect that ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement. Rather, the terms of this Agreement shall be construed fairly as to both parties hereto and not in favor or against either party.

(e)                                  Authority. The parties hereby represent that they each have the authority to enter into this Agreement, and the Executive hereby represents to the Company that the execution of, and performance of duties under, this Agreement shall not constitute a breach of or otherwise violate any other agreement to which the Executive is a party.

(f)                                   Successors and Assigns. This Agreement is binding on and is for the benefit of the parties and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Neither this Agreement nor any right or obligation hereunder may be assigned by the Executive.  The Company may assign this Agreement to, and only to, any wholly-owned subsidiary or successor to all or substantially all of the business and/or assets of the Company.

(g)                                  Severability. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this Section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action.

(h)                                 Tax Withholding. The Company may withhold from any amounts payable to the Executive hereunder all federal, state, city or other taxes that the Company may reasonably determine are required to be withheld pursuant to any applicable law or regulation (it being understood, that unless otherwise expressly stated the Executive shall be responsible for payment of all taxes in respect of the payments and benefits provided herein).

(i)                                     WAIVER OF JURY TRIAL.  EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING HEREUNDER.

(j)                                    Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without reference to its principles of conflicts of law. Each of the parties irrevocably and unconditionally submits to the nonexclusive jurisdiction of any Delaware state court or federal court of the United States of America sitting in the State of Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such Delaware state court or, to the extent permitted by law, in such federal court.  Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction. Each of the parties irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any Delaware state or federal court.  Each of the parties hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. The Company and the Executive further agree that the mailing by certified or registered mail, return receipt requested, of any process required by any such court shall constitute valid and lawful service of process against them, without the necessity for service by any other means provided by law.

(k)                                 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. A facsimile of a signature shall be deemed to be and have the effect of an original signature.

* * * * *

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

Michael Pratt

GUITAR CENTER, INC.

Name:
Title:

GUITAR CENTER HOLDINGS, INC.

Name:
Title:

[Signature Page to Employment Agreement]

EXHIBIT A

Form of Release

THIS RELEASE (this “Release”) is made as of this     the  day of                   , 201  , by and between [Name] (the “Company”), and [Name]  (“Executive”).

PRELIMINARY RECITALS

A.                                    Executive’s employment with the Company has terminated.

B.                                    [Executive and the Company are parties to an Employment Agreement, dated as of                           (the “Agreement”)].

AGREEMENT

In consideration of the payments due Executive under the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      Executive, intending to be legally bound, does hereby, on behalf of himself and his heirs, executors, administrators and successors and assigns in their capacity as such (collectively, the “Executive Parties”) RELEASE AND FOREVER DISCHARGE, subject to Section 6(e), the Company, its affiliates, subsidiaries, parents, joint ventures, and its and their officers, directors, shareholders, members, and managers, and its and their respective successors and assigns, heirs, executors, and administrators (collectively, the “Company Parties”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive or any of the Executive Parties ever had, now has, or hereafter may have, by reason of [any matter, cause or thing whatsoever,](1) from the beginning of Executive’s initial dealings with the Company to the date of this Release, and particularly, but without limitation of the foregoing general terms, any claims arising from or relating in any way to Executive’s employment relationship with Company, the terms and conditions of that employment relationship, and the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act, as amended, 29 U.S.C. § 621 et seq. (“ADEA”), Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1966, 42 U.S.C. §1981, the Civil Rights Act of 1991, Pub. L. No. 102-166, the Americans with Disabilities Act, 42 U.S.C. §12101 et seq., the Age Discrimination in Employment Act, as amended, 29 U.S.C. §621 et seq., the Fair Labor Standards Act, 29 U.S.C. §201 et seq., the National Labor Relations Act, 29 U.S.C. §151 et seq., and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, but not including such claims to payments and other rights provided Executive under the Agreement.  This Release is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.  Except as specifically provided herein, it is expressly understood and agreed that this Release shall operate as a clear and unequivocal waiver by Executive of any claim for accrued or unpaid wages, benefits or any other type of payment.

(1)  The final release will be modified to exclude any discrete and identifiable claim arising outside the scope of Executive’s employment that is wholly unrelated to Executive’s employment, termination of employment and terms and conditions of employment (e.g., Executive having a tort claim against a Company employee due to an auto accident occurring outside the scope of Executive’s employment).

2.                                      Executive expressly waives all rights afforded by any statute which limits the effect of a release with respect to unknown claims.  Executive understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.

3.                                      Executive agrees that he will not be entitled to or accept any benefit from any claim or proceeding within the scope of this Release that is filed or instigated by him or on his behalf with any agency, court or other government entity.

4.                                      Executive further agrees and recognizes that he has permanently and irrevocably severed his employment relationship with the Company, effective as of the date hereof, that he shall not seek employment with the Company or any affiliated entity at any time in the future, and that the Company has no obligation to employ him in the future.

5.                                      The parties agree and acknowledge that the Agreement, and the settlement and termination of any asserted or unasserted claims against the Company and the Company Parties pursuant to this Release, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by the Company or any of the Company Parties to Executive.

6.                                      Executive certifies and acknowledges as follows:

(a)                                 That he has read the terms of this Release, and that he understands its terms and effects, including the fact that he has agreed to RELEASE AND FOREVER DISCHARGE the Company and all Company Parties from any legal action or other liability of any type related in any way to the matters released pursuant to this Release other than as provided in the Agreement and in this Release.

(b)                                 That he understands the significance of his release of unknown claims and his waiver of statutory protection against a release of unknown claims.  Accordingly, Executive expressly waives any and all rights and benefits under Section 1542 of the California Civil Code, which states:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

(c)                                  That he has signed this Release voluntarily and knowingly in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him and which he acknowledges is in addition to any other benefits to which he is otherwise entitled.

(d)                                 That he has been and is hereby advised in writing to consult with an attorney prior to signing this Release.

(e)                                  That he does not waive rights or claims (i) that may arise after the date this Release is executed, (ii) claims arising under the Agreement with respect to payments and other rights due Executive on the date of, or during the period following, the termination of his Employment, (iii) any rights the Executive has solely in his capacity as a holder of common stock of the Company, (iv) any vested right the Executive may have to benefits or entitlements under any employee benefit plan of the Company or any affiliate (excluding any plan providing severance, termination or similar benefits), (v) the Executive’s eligibility for indemnification in accordance with the Employment Agreement, applicable laws or the corporate governance documents (including any resolution of the Board of Directors of the Company or any affiliate), or under any applicable insurance policy with respect to any liability the Executive incurs or incurred as an employee or officer of the Company or (vi) any right the Executive may have to obtain contribution as permitted by law in the event of entry of judgment against the Executive as a result of any act or failure to act for which the Executive and the Company are jointly liable.

(f)                                   That the Company has provided him with adequate opportunity, including a period of 21 days from the initial receipt of this Release and all other time periods required by applicable law, within which to consider this Release (it being understood by Executive that Executive may execute this Release less than 21 days from its receipt from the Company, but agrees that such execution will represent his knowing waiver of such 21-day consideration period), and he has been advised by the Company to consult with counsel in respect thereof.

(g)                                  That he has seven calendar days after signing this Release within which to rescind, in a writing delivered to the Company, the portion of this Release related to claims arising under ADEA or any other claim arising under any other federal, state or local that requires extension of this revocation right as a condition to the valid release and waiver of such claim.

(h)                                 That at no time prior to or contemporaneous with his execution of this Release has he filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, which he may now have or has ever had against the Company Parties which is based in whole or in part on any matter referred to in Section 1 above; and, subject to the Company’s performance under this Release, to the maximum extent permitted by law, Executive is prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.  Executive further covenants and agrees that he will not encourage any person or entity, including but not limited to any current or former employee, officer, director or stockholder of the Company, to institute any Claim against the Company Parties or any of them, and that except as expressly permitted by law or administrative policy or as required by legally enforceable order he will not aid or assist any such person or entity in prosecuting such Claim.

The Company agrees that it shall not authorize a statement that, and shall direct its executive officers to not make any statement that, disparages or denigrates any aspect of their relationship with the Executive, nor the character of the Executive or his professional skills, whether, past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony request by any court or government agency.

Executive agrees that he will not disparage or denigrate to any person any aspect of his relationship with the Company or any of its affiliates, nor the character of the Company or any of its affiliates or their respective agents, representatives, products, or operating methods, whether past, present, or future, and whether or not based on or with reference to their past relationship; provided, however, that this paragraph shall have no application to any evidence or testimony requested of Executive by any court or government agency.  In the event any government agency or any of Company’s or any of its affiliates’ present or future labor unions, adverse parties in actual or potential litigation, suppliers, service providers, employees or customers initiate communications with the Executive, the Executive agrees that he will only inform any such persons, consistent with this paragraph, of his change in status and direct such persons to an appropriate office or current employee of the Company.

7.                                      Miscellaneous

(a)                                 This Release and the Agreement, and any other documents expressly referenced therein, constitute the complete and entire agreement and understanding of Executive and the Company with respect to the subject matter hereof, and supersedes in its entirety any and all prior understandings, commitments, obligations and/or agreements, whether written or oral, with respect thereto; it being understood and agreed that this Release and including the mutual covenants, agreements, acknowledgments and affirmations contained herein, is intended to constitute a complete settlement and resolution of all matters set forth in Section 1 (subject to the carve-out in Section 6(e)).

(b)                                 The Company Parties are intended third-party beneficiaries of this Release, and this Release may be enforced by each of them in accordance with the terms hereof in respect of the rights granted to such Company Parties hereunder.  Except and to the extent set forth in the preceding two sentences, this Release is not intended for the benefit of any Person other than the parties hereto, and no such other person or entity shall be deemed to be a third party beneficiary hereof.  Without limiting the generality of the foregoing, it is not the intention of the Company to establish any policy, procedure, course of dealing or plan of general application for the benefit of or otherwise in respect of any other employee, officer, director or stockholder, irrespective of any similarity between any contract, agreement, commitment or understanding between the Company and such other employee, officer, director or stockholder, on the one hand, and any contract, agreement, commitment or understanding between the Company and Executive, on the other hand, and irrespective of any similarity in facts or circumstances involving such other employee, officer, director or stockholder, on the one hand, and Executive, on the other hand.

(c)                                  The invalidity or unenforceability of any provision of this Release shall not affect the validity or enforceability of any other provision of this Release, which shall otherwise remain in full force and effect.

(d)                                 This Release may be executed in separate counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

(e)                                  The obligations of each of the Company and Executive hereunder shall be binding upon their respective successors and assigns.  The rights of each of the Company and Executive and the rights of the Company Parties shall inure to the benefit of, and be enforceable by, any of the Company’s, Executive’s and the Company Parties’ respective successors and assigns.  The Company may assign all rights and obligations of this Release to any successor in interest to the assets of the Company.

(f)                                   No amendment to or waiver of this Release or any of its terms shall be binding upon any party hereto unless consented to in writing by such party.

(g)                                  ALL ISSUES AND QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY, ENFORCEMENT AND INTERPRETATION OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAW OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

*  *  *  *  *

Intending to be legally bound hereby, Executive and the Company have executed this Release as of the date first written above.

[NAME]

By:
Name:
Title:

READ CAREFULLY BEFORE SIGNING

I have read this Release and have been given adequate opportunity, including 21 days from my initial receipt of this Release, to review this Release and to consult legal counsel prior to my signing of this Release.  I understand that by executing this Release I will relinquish certain rights or demands I may have against the Company Parties or any of them.

[Name]

Witness: